UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

      Date of report (Date of earliest event reported)  February 2, 2005 (January 27, 2005)

Sequa Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdictionof Incorporation)

               1-804   13-1885030

    (Commission File Number) (IRS Employer Identification No.)

         200 Park Avenue, New York, New York    10166

      (Address of Principal Executive Offices)     (Zip Code)

(212) 986-5500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      [  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [  ]            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

            On January 27, 2005, Sequa Corporation, a Delaware corporation (the "Company") announced the election of Martin Weinstein, a Vice Chairman of the Company, to the position of Chief Executive Officer, effective immediately.  Dr. Weinstein succeeds long-time chief executive officer Norman E. Alexander, who will continue as an officer of the Company and assume the new position of Executive Chairman.  A copy of the press release announcing Dr. Weinstein's election is attached as Exhibit 99.1 to this current report.

            Dr. Weinstein, age 68, was Vice Chairman and Executive Officer of the Company from March 2004 to the present.  He served as Executive Vice President, Chromalloy Gas Turbine Operations of the Company from 1999 to 2004.  From 1988 to 1999, he served as Senior Vice President, Gas Turbine Operations of the Company; from 1987 to 1988, he served as Vice President, Gas Turbine Operations of the Company.  Dr. Weinstein has been the Chairman and Chief Executive Officer of Chromalloy Gas Turbine Corporation, a wholly-owned subsidiary of the Company, since 1988.  He held various positions in Chromalloy American Corporation (which became a subsidiary of the Company in 1986) from 1968 to 1987.  Dr. Weinstein has been a director of the Company since 1999 and is a member of the Executive Committee of the Board of Directors.

            There are no family relationships between Dr. Weinstein and any of the Company's directors or officers.  There have been no transactions of series of similar transactions of the type required to be described under Section 404(a) of Regulation S-K between the Company (including its subsidiaries) and Dr. Weinstein that have taken place since January 1, 2004.

            On February 26, 2004 the Company entered into an employment agreement with Dr. Weinstein (the "Employment Agreement") that terminates on February 28, 2007, unless the term is extended by the parties prior thereto.  The Employment Agreement provides (1) for a base salary amount, (2) that the base salary may be increased (but not decreased) by the Board of Directors of the Company in its sole discretion, (3) that Dr. Weinstein is eligible for an annual incentive bonus in accordance with the then-current provisions of the applicable management incentive bonus program (for any year that the Company determines it appropriate to pay incentive bonuses to corporate officers generally), and (4) for participation in various company benefit programs.  In the event of his death during the term of the Employment Agreement, his employment will be deemed to have terminated on the date of death without notice to his estate.  If he is absent from employment or substantially unable to perform his duties for more than 90 days during any twelve-month period, then the Company may terminate the Employment Agreement upon a minimum of ten days' prior written notice to him.  The Employment Agreement gives the Company the right to terminate employment at any time for "Due Cause," as defined therein.  Concurrently with the execution of the Employment Agreement, Dr. Weinstein also executed a trade secret agreement that is made part of the Employment Agreement and provides for confidentiality of certain information and trade secrets and contains certain non-competition provisions.  The Employment Agreement is filed as Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

            On January 27, 2005, the Board of Directors of the Company approved amendments to the By-laws of the Company, effective as of such date, to create specifically under the By-laws the offices of Executive Chairman and Chief Executive Officer.  Subject to the direction of the Board of Directors, the Executive Chairman shall have general executive charge over corporate strategy, acquisitions, dispositions, and planning and general oversight of the Chief Executive Officer, with all such powers as may be reasonably incident to such responsibilities.  Subject to the direction of the Board of Directors, the Chief Executive Officer shall have general executive charge, management, and control of the properties, businesses, and operations of the Company, with all such powers as may be reasonably incident to such responsibilities.  The Board of Directors also approved amendments to the By-laws that set forth the duties and responsibilities of other officers of the Company, including Vice Chairman, Vice President, Treasurer, Secretary, Assistant Treasurer and Assistant Secretary, and conforming changes to various provisions throughout the By-laws to effect these new provisions.  Amended and Restated By-laws, reflecting the amendments discussed above, are attached hereto as Exhibit 3.2.

Item 9.01.  Financial Statements and Exhibits.

(c)                        Exhibits.  The following exhibits are filed herewith and incorporated herein by reference:

3.2                        Amended and Restated By-laws.

                        99.                        Press release of Registrant dated January 27, 2005.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        SEQUA CORPORATION

                        By: /s/ Norman E. Alexander

                        Norman E. Alexander

                        Chairman

Dated:  February 2, 2005